Fourth Quarter 2025 Earnings Release

Exhibit 99.1

RPC, Inc. Reports Fourth Quarter And Full Year 2025 Financial Results

ATLANTA, February 3, 2026 - RPC, Inc. (NYSE: RES) (“RPC” or the “Company”), a leading diversified oilfield services company, announced its unaudited results for the fourth quarter and full year ended December 31, 2025.

Non-GAAP and adjusted measures may include adjusted revenues, adjusted operating income, adjusted net income, adjusted net income margin, adjusted earnings per share (diluted), EBITDA and adjusted EBITDA, adjusted EBITDA margin, and free cash flow which are reconciled to the most directly comparable GAAP measures in the appendices of this earnings release.

Sequential comparisons are to 3Q:25. The Company believes quarterly sequential comparisons are most useful in assessing industry trends and RPC’s recent financial results. Both sequential and year-over-year comparisons are available in the tables at the end of this earnings release.

Fourth Quarter 2025 Highlights

●	Revenues decreased 5% sequentially to $425.8 million
●	Net loss was $3.1 million, compared to net income of $13.0 million in the prior quarter, and Loss Per Share was $0.02; Net (loss) income margin decreased 360 basis points sequentially to (0.7)%
●	Adjusted net income was $9.4 million, compared to $16.8 million in the prior quarter, and adjusted diluted Earnings per Share (EPS) was $0.04; Adjusted net income margin was 2.2%. See Appendices B and C for additional details
●	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) was $55.1 million, compared to $67.8 million in the prior quarter; Adjusted EBITDA margin decreased 230 basis points sequentially to 12.9%. Adjusted EBITDA was negatively impacted by approximately $4.6 million in wireline cable expenses incurred during the quarter. Previously, wireline cables were capitalized. See Appendix C for additional details

Full Year 2025 Highlights

●	Revenues increased 15% compared to the prior year to $1.6 billion primarily due to the Pintail Completions acquisition which closed April 1, 2025
●	Net income was $32.1 million, down 65% compared to the prior year, and EPS was $0.15; Net income margin decreased 450 basis points compared to the prior year to 2.0%
●	Adjusted net income was $53.6 million, down 41% compared to the prior year, and adjusted diluted EPS was $0.25; Adjusted net income margin was 3.3%
●	Adjusted EBITDA was $232.7 million, essentially unchanged from the prior year; Adjusted EBITDA margin decreased 220 basis points sequentially to 14.3%
●	Net cash from operating activities was $201.3 million; free cash flow was $52.9 million unaffected by the transition to expensing wireline cables
●	The Company paid $35.1 million in dividends, and repurchased $2.9 million of common stock in 2025

Management Commentary

“During the fourth quarter we experienced modest revenue declines primarily due to the holiday slowdowns. Our Technical Services segment revenues declined 4% sequentially. Within Technical Services, Thru Tubing Solutions’ downhole tools declined 9% driven by softer activity in the Rocky Mountain and International

Fourth Quarter 2025 Earnings Release

districts. Cudd Energy Services’ pumping and Pintail Completions’ wireline declined 6% and 3%, respectively, partially offset by Cudd Pressure Control’s snubbing revenues, which grew by 13%. Our Support Services segment revenues declined 18% sequentially, primarily due to Patterson Services’ rental tools declining 22% during the quarter as several jobs shifted into early 2026,” stated Ben M. Palmer, RPC’s President and Chief Executive Officer. “As we enter 2026, we are focused on disciplined execution, leveraging our strong brands and diversified offerings.”

“We experienced a solid start to the fourth quarter but encountered a weak December as a number of our customers reduced activity, particularly late in the month. The macro environment remains challenging, with crude oil prices showing increased volatility due to recent geopolitical developments. As we look ahead, our focus remains on delivering full cycle returns by maintaining cost discipline, deploying capital strategically, and positioning the company for long-term success.”

Selected Industry Data (Source: Baker Hughes, Inc., U.S. Energy Information Administration)

	4Q:25	3Q:25	Change	% Change	4Q:24	Change	% Change
U.S. rig count (avg)	548	540	8	1.5%	586	(38)	(6.5)%
Oil price ($/barrel)	$59.79	$65.85	$(6.06)	(9.2)%	$70.59	$(10.80)	(15.3)%
Natural gas ($/Mcf)	$3.69	$3.04	$0.65	21.4%	$2.43	$1.26	51.9%

4Q:25 Consolidated Financial Results (sequential comparisons to previous quarter)

Revenues were $425.8 million, down 5%. Within the Technical Services segment, we saw revenues decrease 4% sequentially with snubbing and cementing showing sequential growth offset by declines in our other service lines. Within the Support Services segment we saw an 18% sequential decrease with rental tools showing a sequential decrease of 22%, slightly offset by increases in tubular services.

Cost of revenues, which excludes depreciation and amortization of $33.8 million, was $336.6 million, up slightly from $334.7 million. Despite lower revenues, the cost of revenues increased during the quarter due to expensing year-to-date wireline cable purchases of approximately $12 million that were previously being capitalized, and increases in other materials and supplies expenses related to job mix.

Selling, general and administrative expenses were $47.7 million, up from $44.6 million, primarily related to employment incentives and higher other employment related costs.

Acquisition related employment costs were approximately $7.3 million during 4Q:25 and represent non-cash accounting adjustments related to the Pintail acquisition costs that are contingent upon continued employment.

Interest income totaled $1.7 million, approximating the prior quarter.

Interest expense totaled $942 thousand, approximating the prior quarter.

Income tax provision was $3.2 million, with an unusually high effective tax rate primarily due to the liquidation of company-owned life insurance policies that were part of the previously announced dissolution of the company’s non-qualified supplemental retirement plan, coupled with the non-deductible portion of Acquisition related employment costs.

Net loss and Loss per share were a loss of $3.1 million and $0.02 respectively, versus net income of $13.0 million and diluted earnings per share of $0.06, respectively, in 3Q:25. Net income margin decreased 360 basis points sequentially to (0.7)%.

Fourth Quarter 2025 Earnings Release

Adjusted net income and Adjusted diluted EPS were $9.4 million and $0.04, respectively, versus $16.8 million and $0.08, respectively, in 3Q:25. Adjusted net income margin decreased to 2.2% from 3.8% in 3Q:25

Adjusted EBITDA was $55.1 million, down from $67.8 million. Adjusted EBITDA margin decreased 230 basis points sequentially to 12.9%. Adjusted EBITDA was negatively impacted by approximately $4.6 million in wireline cable expenses incurred during the quarter. Previously, wireline cables were capitalized. See Appendix C for additional details.

Balance Sheet, Cash Flow and Capital Allocation

Cash and cash equivalents increased to $210.0 million at the end of the fourth quarter, with no outstanding borrowings under the Company’s $100 million revolving credit facility.

Net cash provided by operating activities and Free cash flow were $201.3 million and $52.9 million, respectively, year-to-date through 4Q:25.

Payment of dividends totaled $35.1 million year-to-date through 4Q:25. As previously announced, the Board of Directors declared a regular quarterly cash dividend of $0.04 per share, payable on March 10, 2026, to common stockholders of record at the close of business on February 10, 2026.

Share repurchases totaled $2.9 million year-to-date through 4Q:25, all of which related to tax withholding for restricted stock vesting.

Fourth Quarter 2025 Earnings Release

Segment Operations (sequential comparisons versus the previous quarter)

Technical Services performs value-added completion, production and maintenance services directly to a customer’s well. These services include pressure pumping, downhole tools, wireline, coiled tubing, cementing, and other offerings.

-	Revenues were $405.2 million, down 4%
-	Operating income was $8.5 million, down 65%
-	Operating income was negatively impacted by approximately $8 million due to the transition to expensing wireline cables during the quarter. See Appendix A for additional details

Support Services provides equipment for customer use or services to assist customer operations, including rental tools, pipe inspection services and storage.

-	Revenues were $20.5 million, down 18%
-	Operating income was $1.7 million, down 63%
-	Lower revenues were driven by decreased activity in rental tools, particularly in December

	Three Months Ended				Year Ended
	December 31,		September 30,	December 31,	December 31,	December 31,
(In thousands)	2025		2025	2024	2025	2024
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Technical Services	$405,244		$422,206	$314,635	$1,536,048	$1,326,005
Support Services	20,533		24,897	20,726	90,518	88,994
Total revenues	$425,777		$447,103	$335,361	$1,626,566	$1,414,999
Operating (loss) income:
Technical Services	$8,457	(1)	$24,448	$10,603	$68,031	$89,101
Support Services	1,688		4,604	2,572	13,592	15,836
Corporate expenses	(7,748)		(5,348)	(4,515)	(24,771)	(15,598)
Acquisition related employment costs	(7,291)		(6,467)	—	(20,312)	—
Gain on disposition of assets, net	904		3,563	1,857	8,192	8,199
Total operating (loss) income	$(3,990)		$20,800	$10,517	$44,732	$97,538
Interest expense	(942)		(949)	(130)	(3,029)	(724)
Interest income	1,654		1,748	3,303	8,415	13,134
Other income, net	3,426		968	350	6,431	2,854
Income before income taxes	$148		$22,567	$14,040	$56,549	$112,802

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, are now being expensed due to a change in their estimated useful lives. Wireline cable adjustments year-to-date totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net year-to-date operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the third quarter.

Conference Call Information

RPC, Inc. will hold a conference call today, February 3, 2026, at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at www.rpc.net. The live conference call can also be accessed by calling (800) 715-9871, or (646) 307-1963 for international callers, and using conference ID number 5388095. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

Fourth Quarter 2025 Earnings Release

About RPC

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of America, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at www.rpc.net.

Forward Looking Statements

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation: our focus on disciplined execution, leveraging our strong brands and diversified offerings, our belief that the macro environment remains challenging, with crude oil prices showing increased volatility due to recent geopolitical developments, and our focus on delivering full cycle returns by maintaining cost discipline, deploying capital strategically, and positioning the company for long-term success. Risk factors that could cause such future events not to occur as expected include the following: the price of oil and natural gas and overall performance of the U.S. economy, both of which can impact capital spending by our customers and demand for our services; the impact of tariffs, which may increase our cost of materials and impact our profitability, business interruptions due to adverse weather conditions; changes in the competitive environment of our industry, including the potential impact of the recent U.S. actions in Venezuela; political instability in the petroleum-producing regions of the world; the actions of the OPEC oil cartel; our customers’ drilling and production activities; and our ability to identify, complete and successfully integrate acquisitions and/or other strategic investments or transactions. Additional factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates, and expectations are contained in RPC’s Form 10-K for the year ended December 31, 2024.

For information about RPC, Inc., please contact:

Joshua Large,

Vice President, Corporate Finance and Investor Relations

(404) 321-2152

jlarge@rpc.net

Michael L. Schmit,

Chief Financial Officer

(404) 321-2140

irdept@rpc.net

Fourth Quarter 2025 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2025	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

REVENUES	$425,777	$447,103	$335,361	$1,626,566	$1,414,999
COSTS AND EXPENSES:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	336,568	334,673	250,248	1,232,882	1,036,648
Selling, general and administrative expenses	47,687	44,628	41,249	175,639	156,437
Acquisition related employment costs	7,291	6,467	—	20,312	—
Depreciation and amortization	39,125	44,098	35,204	161,193	132,575
Gain on disposition of assets, net	(904)	(3,563)	(1,857)	(8,192)	(8,199)
Operating (loss) income	(3,990)	20,800	10,517	44,732	97,538
Interest expense	(942)	(949)	(130)	(3,029)	(724)
Interest income	1,654	1,748	3,303	8,415	13,134
Other income, net	3,426	968	350	6,431	2,854
Income before income taxes	148	22,567	14,040	56,549	112,802
Income tax provision	3,209	9,604	1,278	24,469	21,358
NET (LOSS) INCOME	$(3,061)	$12,963	$12,762	$32,080	$91,444

(LOSS) EARNINGS PER SHARE (1)
Basic	$(0.02)	$0.06	$0.06	$0.15	$0.43
Diluted	$(0.02)	$0.06	$0.06	$0.15	$0.43

WEIGHTED AVERAGE SHARES OUTSTANDING (2)
Basic	212,247	220,575	214,950	219,362	214,942
Diluted	212,247	220,575	214,950	219,362	214,942

(1)	For the three months ended December 31, 2025, loss per share reflects a reduction of $0.01, due to the adjustment for earnings attributable to participating securities under the two-class method. Participating securities are share-based payment awards with non-forfeitable rights to dividends.
(2)	Average shares outstanding were reduced by 8,327 and 7,204 shares of participating securities for the three and twelve months ended December 31,2025, respectively, both under the two-class method and because the inclusion of such securities would be anti-dilutive.

Fourth Quarter 2025 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	(In thousands)
	December 31,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Cash and cash equivalents	$209,974	$325,975
Accounts receivable, net	327,668	276,577
Inventories	119,004	107,628
Income taxes receivable	6,302	4,332
Prepaid expenses	18,307	16,136
Other current assets	23,215	2,194
Total current assets	704,470	732,842
Property, plant and equipment, net	531,556	513,516
Operating lease right-of-use assets	24,094	27,465
Finance lease right-of-use assets	1,934	4,400
Goodwill	83,422	50,824
Other intangibles, net	97,499	13,843
Retirement plan assets	—	30,666
Other assets	25,410	12,933
Total assets	$1,468,385	$1,386,489

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Accounts payable	$119,757	$84,494
Accrued payroll and related expenses	38,636	25,243
Accrued insurance expenses	7,194	7,942
Accrued state, local and other taxes	3,543	3,234
Income taxes payable	787	446
Unearned revenue	13,233	45,376
Current portion of operating lease liabilities	7,606	7,108
Current portion of finance lease liabilities	977	3,522
Current portion of notes payable	20,000	—
Accrued expenses and other liabilities	5,419	4,548
Total current liabilities	217,152	181,913
Accrued insurance expenses	15,570	12,175
Retirement plan liabilities	—	24,539
Notes payable	30,000	—
Operating lease liabilities	17,762	21,724
Finance lease liabilities	1,041	559
Other long-term liabilities	10,814	9,099
Deferred income taxes	76,875	58,189
Total liabilities	369,214	308,198

STOCKHOLDERS' EQUITY
Common stock	22,057	21,494
Capital in excess of par value	—	—
Retained earnings	1,079,664	1,059,625
Accumulated other comprehensive loss	(2,550)	(2,828)
Total stockholders' equity	1,099,171	1,078,291
Total liabilities and stockholders' equity	$1,468,385	$1,386,489

Fourth Quarter 2025 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	(In thousands)
Twelve months ended December 31,	2025	2024
	(Unaudited)
OPERATING ACTIVITIES
Net income	$32,080	$91,444
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161,193	132,575
Acquisition related employment costs	20,312	—
Working capital	(37,395)	116,663
Other operating activities	25,141	8,704
Net cash provided by operating activities	201,331	349,386

INVESTING ACTIVITIES
Capital expenditures	(148,407)	(219,930)
Proceeds from sale of assets	19,508	18,379
Purchase of business, net of cash and debt assumed	(153,420)	—
Proceeds from benefit plan financing arrangement	33,096	2,380
Distribution from benefit plan financing arrangement	(24,474)	(2,380)
Net cash used for investing activities	(273,697)	(201,551)

FINANCING ACTIVITIES
Payment of dividends	(35,122)	(34,433)
Repayment of debt assumed at acquisition	(4,502)	—
Cash paid for common stock purchased and retired	(2,868)	(9,938)
Cash paid for finance lease and finance obligations	(1,143)	(799)
Net cash used for financing activities	(43,635)	(45,170)

Net (decrease) increase in cash and cash equivalents	(116,001)	102,665
Cash and cash equivalents at beginning of period	325,975	223,310
Cash and cash equivalents at end of period	$209,974	$325,975

Non-GAAP Measures

RPC, Inc. has used the non-GAAP financial measures of adjusted revenues, adjusted operating income, adjusted net income, adjusted net income margin, adjusted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow in today's earnings release. These measures should not be considered in isolation or as a substitute for performance or liquidity measures prepared in accordance with GAAP. Management believes that presenting these non-GAAP measures, other than free cash flow, enables investors to compare the operating performance of our core business consistently over various time periods, and in the case of Adjusted EBITDA, without regard to changes in our capital structure or changes in our accounting for purchases of wireline cables. Management believes that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating RPC's liquidity. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, RPC’s definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, management believes it is important to view free cash flow as a measure that provides supplemental information to our Condensed Consolidated Statements of Cash Flows.

Fourth Quarter 2025 Earnings Release

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.

Set forth in the appendices below are reconciliations of these non-GAAP measures with their most directly comparable GAAP measures. These reconciliations also appear on RPC, Inc.'s investor website, which can be found at www.rpc.net.

Appendix A

(Unaudited)	Three Months Ended					Year Ended
	December 31,		September 30,		December 31,	December 31,	December 31,
(In thousands)	2025		2025		2024	2025	2024
Reconciliation of Operating (Loss) Income to Adjusted Operating Income

Operating (loss) income	$(3,990)		$20,800		$10,517	$44,732	$97,538
Wireline cable expenses	4,818	(1)	(2,040)	(2)	—	—	—
Acquisition related employment costs	7,291		6,467		—	20,312	—
Adjusted operating income	$8,119		$25,226		$10,517	$65,044	$97,538

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, are now being expensed due to a change in their estimated useful lives. Wireline cable adjustments year-to-date totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net year-to-date operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the third quarter. We have made an adjustment to add back the second and third quarter charges to the fourth quarter results in order to provide better comparability going forward.

(2) Third quarter operating income would have been negatively impacted by $2.0 million had wireline cables been expensed during the period instead of capitalized. This adjustment has been made to the third quarter presentation to provide better comparability to the fourth quarter.

Appendix B

(Unaudited)	Three Months Ended				Year Ended
	December 31,	September 30,		December 31,	December 31,	December 31,
(In thousands)	2025	2025		2024	2025	2024
Reconciliation of Net (Loss) Income to Adjusted Net Income

Net (loss) income	$(3,061)	$12,963		$12,762	$32,080	$91,444
Adjustments:
Wireline cable expenses, before taxes (1)	4,818	(2,040)	(2)	—	—	—
Tax effect of wireline cable expenses	(1,132)	479		—	—
Acquisition related employment costs, before taxes (1)	7,291	6,467		—	20,312	—
Tax effect of Acquisition related employment costs	(2,504)	(1,051)		—	(2,753)	—
Taxes on company owned life insurance liquidation	3,962	—		—	3,962	—
Total adjustments, net of tax	12,435	3,855		—	21,521	—
Adjusted net income	$9,373	$16,818		$12,762	$53,601	$91,444

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, are now being expensed due to a change in their estimated useful lives. Wireline cable adjustments year-to-date totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net year-to-date operating income impact was additional expense of $8.3 million comprised of $2.8

Fourth Quarter 2025 Earnings Release

million in the second quarter, $2.0 million in the third quarter and $3.5 million in the third quarter. We have made an adjustment to add back the second and third quarter charges to the fourth quarter results in order to provide better comparability going forward.

(2) Third quarter net income would have been negatively impacted by $2.0 million had wireline cables been expensed during the period instead of capitalized. This adjustment has been made to the third quarter presentation to provide better comparability to the fourth quarter.

(Unaudited)	Three Months Ended					Year Ended
	December 31,		September 30,		December 31,	December 31,	December 31,
	2025		2025		2024	2025	2024
Reconciliation of Diluted (Loss) Earnings Per Share to Adjusted Diluted Earnings Per Share

Diluted (loss) earnings per share	$(0.02)		$0.06		$0.06	$0.15	$0.43
Adjustments:
Wireline cable expenses, before taxes (1)	0.02	(2)	(0.01)	(3)	—	—	—
Tax effect of wireline cable expenses	—		—		—	—	—
Acquisition related employment costs, before taxes	0.03		0.03		—	0.09	—
Tax effect of Acquisition related employment costs	(0.01)		—		—	(0.01)	—
Taxes on company owned life insurance liquidation	0.02					0.02
Total adjustments, net of tax	0.06		0.02		—	0.10	—
Adjusted diluted earnings per share	$0.04		$0.08		$0.06	$0.25	$0.43

Weighted average shares outstanding (in thousands)	220,574	(2)	220,575		214,950	219,362	214,942

(1) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, are now being expensed due to a change in their estimated useful lives. Wireline cable adjustments year-to-date totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net year-to-date operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the third quarter. We have made an adjustment to add back the second and third quarter charges to the fourth quarter results in order to provide better comparability going forward.

(2) Includes participating securities that were excluded in the computation of loss per share since they were anti-dilutive.

(3) Third quarter EPS would have been negatively impacted by ($0.01) had wireline cables been expensed during the period instead of capitalized. This adjustment has been made to the third quarter presentation to provide better comparability to the fourth quarter.

Fourth Quarter 2025 Earnings Release

Appendix C

(Unaudited)	Three Months Ended					Year Ended
	December 31,		September 30,		December 31,	December 31,	December 31,
(In thousands)	2025		2025		2024	2025	2024
Reconciliation of Net Income to EBITDA and Adjusted EBITDA, and Net Income Margin to Adjusted Net Income Margin and Adjusted EBITDA Margin
Net (loss) income	$(3,061)		$12,963		$12,762	$32,080	$91,444
Adjustments:
Add: Income tax provision	3,209		9,604		1,278	24,469	21,358
Add: Interest expense	942		949		130	3,029	724
Add: Depreciation and amortization	39,125		44,098		35,204	161,193	132,575

Less: Interest income	1,654		1,748		3,303	8,415	13,134
EBITDA	$38,561		$65,866		$46,071	$212,356	$232,967

Add: Wireline cable expenses	9,251	(2)	(4,531)	(3)	—	—	—
Add: Acquisition related employment costs	7,291		6,467		—	20,312	—
Adjusted EBITDA	$55,103		$67,802	(3)	$46,071	$232,668	$232,967

Revenues	$425,777		$447,103		$335,361	$1,626,566	$1,414,999

Net (loss) income margin(1)	(0.72)%		2.90%		3.81%	1.97%	6.46%

Adjusted net income margin(1)	2.20%	(2)	3.76%		3.81%	3.30%	6.46%

Adjusted EBITDA margin(1)	12.94%	(2)	15.16%	(3)	13.74%	14.30%	16.46%

(1) Net income margin is calculated as Net income divided by Revenues. Adjusted net income margin is calculated as Adjusted net income divided by Revenues. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenues.

(2) Beginning in the fourth quarter of 2025, wireline cables, previously capitalized and depreciated over 18 months, are now being expensed due to a change in their estimated useful lives. Wireline cable adjustments year-to-date totaled approximately $13.8 million: $4.7 million in second quarter, $4.5 million in the third quarter, and $4.6 million in the fourth quarter. Wireline cable purchase expenses are offset by a decrease in depreciation of $1.9 million in the second quarter, $2.5 million in the third quarter and $1.0 million in the fourth quarter. The net year-to-date operating income impact was additional expense of $8.3 million comprised of $2.8 million in the second quarter, $2.0 million in the third quarter and $3.5 million in the third quarter. We have made an adjustment to add back the second and third quarter charges to the fourth quarter results in order to provide better comparability going forward.

(3) Third quarter Adjusted EBITDA would have been negatively impacted by approximately $4.5 million had wireline cables been expensed in the period. Adjusted EBITDA would have been $67.8 million. This adjustment has been made to the third quarter presentation to provide better comparability to the fourth quarter.

Appendix D

(Unaudited)	Twelve months ended December 31,
(In thousands)	2025	2024
Reconciliation of Operating Cash Flow to Free Cash Flow
Net cash provided by operating activities	$201,331	$349,386
Capital expenditures	(148,407)	(219,930)
Free cash flow	$52,924	$129,456